Exhibit 99.1

GSI Lumonics Reports
Second Quarter 2003 Financial Results

Billerica, MA (July 22, 2003): GSI Lumonics Inc. (Nasdaq: GSLI and TSX: LSI) today reported financial results for the second calendar quarter ended June 27, 2003. (All data are expressed in U. S. GAAP and in U. S. dollars)

Results of Operations

Sales in the second quarter ended June 27, 2003 were $44.7 million, an increase of $5.0 million or 12.6% compared to the quarter ended June 28, 2002 and sequentially up $3.6 million or 8.8% from the first quarter of 2003. Sales remain in the range of $37 to $45 million per quarter reported for the past eight quarters; however, they do include $2.5 million from acquisitions completed in May 2003. “The Spectron and DRC product line acquisitions are expected to add in the range of $3 to $5 million a quarter in sales going forward and reflect the impact of the Company’s acquisition strategy,” said Charles Winston, President and CEO.

The Company incurred a net loss of $3.6 million or $0.09 per share basic and diluted, for the second quarter ended June 27, 2003, compared to a net loss of $11.1 million, or $0.27 per share basic and diluted, for the second quarter of 2002. The Company did not reflect any income tax benefit for the quarter on the operating loss, based on the continuing evaluation of deferred tax assets. “We believe the loss for this quarter essentially reflects closure of the restructuring process and positioning of our cost structure to break even at a sales level of $41 million, assuming a 38% gross margin in a quarter. The benefits of this restructuring effort will be become partially evident in the third quarter and fully recognized in the fourth quarter of 2003,” said Mr. Winston.

Geographically, sales in the second quarter just ended were as follows: 64% in the Americas, 24% in Asia-Pacific and Japan combined, and 12% in Europe. Sales are determined by “billed to locations” and may not reflect ultimate geographic location.

New orders booked during the second quarter of 2003 were $42.7 million versus $35.5 million in the second quarter of 2002. “The orders continue at a rate supporting the $37 to $45 million sales rate for the last eight quarters and are reflective of the lack of recovery in the semiconductor/electronics capital equipment market,” said Mr. Winston.

Backlog at June 27, 2003 was $42.4 million compared to $52.4 million at the end of the second quarter in 2002 and $44.4 million at the end of the last quarter.

Gross margin for the quarter just ended was 35% compared to 31% for the same quarter last year and 36% for the first quarter of 2003. In comparison to the second quarter last year, the improvement came from lower material costs as a percentage of sales due to product mix. The decline in margin from the first quarter to the second quarter was caused by higher fixed costs related to the acquisitions, a decline in the service utilization rate and severance costs.

Included in operating expenses for the second quarter of 2003 was $1.6 million of restructuring costs primarily from the reduction of sales and service operations in Europe and the Far East. Selling, general and administrative expenses for the same period included $1.1 million of legal and other expenses related to the proposal before shareholders to reorganize the Company as a United States domiciled corporation. Finally, there was an adjustment in the second quarter to write-off assets determined to no longer have value of $ 0.5 million.

During fiscal year 2003 the company is projected to incur $2.7 million in severance costs over the first three quarters that will provide an estimated savings of $2.8 million for the fiscal year, most of which will benefit the third (net savings of $ 0.7 million) and fourth ($1.3 million savings) fiscal quarters. Of the $2.7 million in severance costs the company expects to incur, $1.6 million is included in restructuring expense with the balance included as operating expenses.

Business Segment Reporting

In comparing the second quarter sales of 2003 with the same period in 2002, the Components segment decreased by $0.1 million, while the Laser Group was up $3.5 million or 67% and Laser Systems was up $2.1 million or 12%. Since the Components segment had sales of $1.1 million from the DRC acquisition, same- product sales were down by $1.2 million or 7% as compared to the prior year. The Laser Group increase is attributed $1.4 million to the Spectron acquisition and $2.1 million to new product offerings. The Laser Systems increase is attributed to a pickup in memory and circuit trim sales over the prior period.

Profit contribution of $3.6 million in the Components segment for the second quarter of 2003 compared to the same quarter in 2002 declined by $0.3 million and increased in the Laser Group and Laser Systems segments with reported income from operations of $0.1 million and $0.6 million for the second quarter, respectively. This is a significant improvement in both segments from same-period performance in 2002 when these units reported losses of $2.4 million and $3.3 million, respectively. “Improvement in these business segments is largely the direct result of revenue growth combined with our restructuring and cost reduction actions focused on cutting fixed costs and improving margins,” said Mr. Winston.

Financial Condition

At June 27, 2003, cash, cash equivalents, short-term investments and other long- term investments totaled $122.6 million as compared to $149.0 million on March 28, 2003. The Company continues to have no bank indebtedness. In June 2003, the Company purchased two buildings as part of a termination of a synthetic lease for a total payout of $18.9 million. Both facilities are currently offered for sale. The Company also made two acquisitions during the second quarter for additional payouts of approximately $9.6 million. Approximately $10.0 million of investments are pledged as collateral for certain credit facilities, primarily currency hedging and letters of credit.

Acquisitions

As previously announced, the Company made two acquisitions during the second quarter of 2003 consistent with its stated strategy to expand revenues through complimentary acquisitions. Spectron Laser Systems, with sales of approximately $11 million for calendar 2002, was acquired in May 2003 at a cost of approximately $6.5 million. Move and transition into the Rugby, England location is expected to be completed in August 2003. The second acquisition, DRC Encoder Division, was purchased at a cost of approximately $3.1 million also in May 2003. DRC is expected to move into our Billerica facility of the Components segment by August 2003.

Following the announcement, GSI Lumonics will host a conference call for investors at 5:00 p.m. Eastern Time. To participate, call 888-763-1481 (within the US and Canada) no earlier than 4:50 p.m. Eastern Time and no later than 4:55 p.m. Eastern Time and identify yourself to the operator. A replay of the call will be available one hour after the call ends through August 1, 2003 at midnight 800-633-8284 or 402-977-9140 for international callers, access code 21154155.

The conference call also will be broadcast live over the Internet in listen-only mode. For live webcasting, go to: http://www.firstcallevents.com/service/ajwz384047774gf12.html at least 15 minutes prior to the call in order to register, download and install any necessary software. The call will be archived on the above web site until August 22, 2003.

GSI Lumonics supplies precision motion control components, lasers and laser-based advanced manufacturing systems to the global medical, semiconductor, electronics, and industrial markets. GSI Lumonics’ common shares are listed on Nasdaq (GSLI) and The Toronto Stock Exchange (LSI). The Company’s web site address is www.gsilumonics.com.

For more information:
Tom Swain
GSI Lumonics Inc.
978-439-5511
Ext. 6102

Certain statements in this news release may constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 (the Reform Act), Section 27A of the United States Securities Act of 1933 and Section 21E of the United States Securities and Exchange Act of 1934. These forward-looking statements may relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions, tax issues and other matters. All statements contained in this news release that do not relate to matters of historical fact should be considered forward-looking statements, and are generally identified by words such as “anticipate,’’ “believe,’’ “estimate,’’ “expect,’’ “intend,’’ “plan’’ and “objective’’ and other similar expressions. Readers should not place undue reliance on the forward-looking statements contained in this news release. Such statements are based on management’s beliefs and assumptions and on information currently available to management and are subject to risks, uncertainties and changes in condition, significance, value and effect. Other risks include the fact that the Company’s sales have been and are expected to continue to be dependent upon customer capital equipment expenditures, which are, in turn, affected by business cycles in the markets served by those customers. Other factors include volatility in the semiconductor industry, the risk of order delays and cancellations, the risk of delays by customers in introducing their new products and market acceptance of products incorporating subsystems supplied by the Company, similar risks to the Company of delays in its new products, our ability to continue to reduce costs and capital expenditures, our ability to focus R&D investment and other risks detailed in reports and documents filed by the Company with the United States Securities and Exchange Commission and with securities regulatory authorities in Canada. Such risks, uncertainties and changes in condition, significance, value and effect, many of which are beyond the Company’s control, could cause the Company’s actual results and other future events to differ materially from those anticipated. The Company does not, however, assume any obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.

GSI LUMONICS INC.
CONSOLIDATED BALANCE SHEETS (unaudited)
(U.S. GAAP and in thousands of U.S. dollars, except share amounts)

	June 27,	December 31,
	2003	2002

ASSETS
Current
Cash and cash equivalents	$85,750	$83,633
Short-term investments	33,066	28,999
Accounts receivable, less allowance of $2,998 (December 31, 2002 - $2,681)	42,250	33,793
Income taxes receivable	9,807	8,431
Inventories	40,708	39,671
Deferred tax assets	10,359	9,763
Other current assets	6,204	4,448

Total current assets	228,144	208,738
Property, plant and equipment, net of accumulated depreciation of $20,832 (December 31, 2002 - $21,453)	33,017	26,675
Deferred tax assets	6,465	7,443
Other assets	8,879	3,360
Long-term investments	3,758	37,405
Intangible assets, net of amortization of $18,881 (December 31, 2002 - $16,217)	13,773	13,467

	$294,036	$297,088

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current
Accounts payable	$12,739	$9,235
Accrued compensation and benefits	7,822	6,523
Other accrued expenses	15,564	20,845

Total current liabilities	36,125	36,603
Deferred compensation	2,119	2,129
Accrued minimum pension liability	4,064	3,875

Total liabilities	42,308	42,607
Commitments and contingencies
Stockholders’ equity
Common shares, no par value; Authorized shares: unlimited; Issued and outstanding: 40,808,484 (December 31, 2002 – 40,785,922)	304,827	304,713
Additional paid-in capital	2,592	2,592
Accumulated deficit	(46,491)	(41,270)
Accumulated other comprehensive loss	(9,200)	(11,554)

Total stockholders’ equity	251,728	254,481

	$294,036	$297,088

GSI LUMONICS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(U.S. GAAP and in thousands of U.S. dollars, except per share amounts)

	Three months ended		Six months ended

	June 27,	June 28,	June 27,	June 28,
	2003	2002	2003	2002

Sales	$44,682	$39,664	$85,801	$76,552
Cost of goods sold	29,043	27,461	55,422	52,076

Gross profit	15,639	12,203	30,379	24,476
Operating expenses:
Research and development	3,772	5,044	7,157	10,874
Selling, general and administrative	12,952	15,125	24,714	28,654
Amortization of purchased intangibles	1,369	1,279	2,647	2,557
Restructuring	1,559	1,407	2,187	4,152
Other	485	—	841	—

Total operating expenses	20,137	22,855	37,546	46,237

Loss from operations	(4,498)	(10,652)	(7,167)	(21,761)
Other income (expense)	64	(203)	64	(203)
Interest income	687	554	1,328	1,199
Interest expense	(95)	(213)	(150)	(353)
Foreign exchange transaction gains (losses)	287	(1,268)	704	(884)

Loss before income taxes	(3,555)	(11,782)	(5,221)	(22,002)
Income tax benefit	—	(670)	—	(4,270)

Net loss	$(3,555)	$(11,112)	$(5,221)	$(17,732)

Net income (loss) per common share:
Basic	$(0.09)	$(0.27)	$(0.13)	$(0.44)
Diluted	$(0.09)	$(0.27)	$(0.13)	$(0.44)
Weighted average common shares outstanding (000’s)	40,797	40,638	40,793	40,615
Weighted average common shares outstanding and dilutive potential common shares (000’s)	40,797	40,638	40,793	40,615

GSI LUMONICS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(U.S. GAAP and in thousands of U.S. dollars)

	Three months ended		Six months ended

	June 27,	June 28,	June 27,	June 28,
	2003	2002	2003	2002

Cash flows from operating activities:
Net loss	$(3,555)	$(11,112)	$(5,221)	$(17,732)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Loss on disposal of assets	421	—	421	62
Reduction of long-lived assets	—	800	—	1,130
Depreciation and amortization	2,386	2,862	4,928	5,602
Unrealized loss (gain) on derivatives	(491)	—	13	—
Deferred income taxes	—	2,483	—	2,292
Changes in current assets and liabilities:
Accounts receivable	(139)	(729)	(4,740)	8,876
Inventories	1,781	(180)	4,614	1,445
Other current assets	(1,771)	133	(693)	558
Accounts payable, accrued expenses, and taxes (receivable) payable	2,367	11,676	815	5,586

Cash provided by operating activities	999	5,933	137	7,819

Cash flows from investing activities:
Acquisitions of businesses	(9,553)	—	(9,553)	—
Purchase of leased buildings	(18,925)	—	(18,925)	—
Sale of assets	847	—	847	—
Additions to property, plant and equipment, net	(306)	(1,365)	(904)	(1,987)
Maturities of short-term and long-term investments	101,184	19,806	142,328	58,874
Purchases of short-term and long-term investments	(86,123)	(26,482)	(112,404)	(78,345)
Decrease in other assets	107	477	149	2,075

Cash provided by (used in) investing activities come	(12,769)	(7,564)	1,538	(19,383)

Cash flows from financing activities:
Proceeds (payments) of bank indebtedness	—	(151)	—	2,817
Issue of share capital	106	499	114	720

Cash provided by financing activities	106	348	114	3,537

Effect of exchange rates on cash and cash equivalents	(64)	555	328	555

Increase (decrease) in cash and cash equivalents	(11,728)	(728)	2,117	(7,472)
Cash and cash equivalents, beginning of period	97,478	96,215	83,633	102,959

Cash and cash equivalents, end of period	$85,750	$95,487	$85,750	$95,487

GSI LUMONICS INC.
Consolidated Sales Analysis By Segment (unaudited)
(thousands of U.S. dollars)

	Three months ended		Six months ended

	June 27, 2003	June 28, 2002	June 27, 2003	June 28, 2002

Sales
Components	$17,610	$17,695	$34,265	$35,785
Laser Group	8,654	5,166	15,642	11,134
Laser Systems	19,089	17,016	36,915	29,997
Intersegment sales elimination	(671)	(213)	(1,021)	(364)

Total	$44,682	$39,664	$85,801	$76,552

Segment income (loss) from operations
Components	$3,611	$3,873	$8,466	$8,429
Laser Group	82	(2,397)	(389)	(3,093)
Laser Systems	575	(3,300)	174	(9,293)

Total by segment	4,268	(1,824)	8,251	(3,957)
Unallocated amounts:
Corporate expenses	5,353	6,142	9,743	11,095
Amortization of purchased intangibles	1,369	1,279	2,647	2,557
Restructuring and other	2,044	1,407	3,028	4,152

Loss from operations	$(4,498)	$(10,652)	$(7,167)	$(21,761)

GSI LUMONICS INC.
Consolidated Sales Analysis By Geographic Region (unaudited)
(millions of U.S. dollars)

	Three months ended

	June 27, 2003		June 28, 2002

		% of		% of
	Sales	Total	Sales	Total

North America	$27.9	63%	$23.1	58%
Latin and South America	0.5	1	0.3	1
Europe	5.5	12	6.2	16
Japan	7.6	17	3.9	9
Asia-Pacific, other	3.2	7	6.2	16

Total	$44.7	100%	$39.7	100%

	Six months ended

	June 27, 2003		June 28, 2002

		% of		% of
	Sales	Total	Sales	Total

North America	$48.8	57%	$48.0	63%
Latin and South America	0.7	1	0.4	1
Europe	11.0	13	12.5	16
Japan	17.1	20	6.4	8
Asia-Pacific, other	8.2	9	9.3	12

Total	$85.8	100%	$76.6	100%